Exhibit 8(b)(2)

                   FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT

      THIS FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT (the "Agreement"), effective as of September 29, 2006, is entered into by and among BlackRock Advisors, LLC ("BlackRock Advisors"), acting in its capacity as the adviser of Master Small Cap Index Series and Master International Index Series (each, a "Portfolio") of the Quantitative Master Series Trust (the "Trust"), and as the administrator of BlackRock Small Cap Index Fund and BlackRock International Index Fund (each, a "Fund") of BlackRock Index Funds, Inc. (the "Corporation"), the Trust, on behalf of each Portfolio, and the Corporation, on behalf of each Fund.

      WHEREAS, each Fund invests all of its assets in the corresponding
Portfolio;

      WHEREAS, the Board of Directors of the Corporation, the Board of Trustees of the Trust and BlackRock Advisors have agreed that BlackRock Advisors will waive a portion of its advisory and administrative fees and/or reimburse the expenses of the Portfolio to the extent necessary to ensure that total operating expenses incurred by such Portfolio do not exceed specified amounts;

      WHEREAS, BlackRock Advisors understands and intends that each Fund will rely on this Agreement in preparing a registration statement on Form N-1A and in accruing Fund expenses for purposes of calculating net asset value and for other purposes, and expressly permits each Fund to do so; and

      WHEREAS, shareholders of each Fund will benefit from the ongoing waivers and/or expense reimbursements by incurring lower Fund operating expenses than they would absent such waivers and/or expense reimbursements.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BlackRock Advisors agrees to waive a portion of its advisory and administrative fees and/or reimburse the expenses of the Portfolio to the extent necessary to ensure that the total operating expenses incurred by each Portfolio do not exceed the following amounts: (i) 0.08% of the Master Small Cap Index Series' average daily net assets; and (ii) 0.12% of the Master International Index Series' average daily net assets. The relative amounts of the fees waived or the expenses reimbursed by BlackRock Advisors will be determined by BlackRock Advisors in its discretion, so long as the expenses incurred by a Portfolio do not exceed the amounts stated above.

      This contractual fee waiver/expense reimbursement shall be effective for each Portfolio's current fiscal year and for fiscal years thereafter unless the Board of Directors of the Corporation, Board of Trustees of the Trust and BlackRock Advisors agree otherwise not less than 30 days prior to the end of the then current fiscal year.

      IN WITNESS WHEREOF, BlackRock Advisors, the Trust, on behalf Master Small Cap Index Series and Master International Index Series, and the Corporation, on behalf of the BlackRock Small Cap Index Fund and BlackRock International Index Fund, have agreed to this Fee Waiver/Expense Reimbursement Agreement as of the day and year first above written.



                                        QUANTITATIVE MASTER SERIES TRUST

                                        By:
                                            ------------------------------------
                                        Name:   Donald C. Burke
                                        Title:  Vice President & Treasurer

                                        BLACKROCK INDEX FUNDS, INC.

                                        By:
                                            ------------------------------------
                                        Name:   Donald C. Burke
                                        Title:  Vice President & Treasurer

                                        BLACKROCK ADVISORS, LLC

                                        By:
                                            ------------------------------------
                                        Name:   Donald C. Burke
                                        Title:  Managing Director


                                     - 2 -